EXHIBIT 99.1

Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com
16 June 2004

Shire Pharmaceuticals Group plc AGM – 2004

Results of the Annual General Meeting

Shire Pharmaceuticals Group plc held its Annual General Meeting today. All resolutions were put to the meeting and approved on a show of hands. The proxy votes received for the meeting are set out below:

		For (including discretionary votes)	Against	tAbstention
1.	To receive and consider the directors’ report and accounts for the year ended 31 December 2003	335,796,002	253,136	3,453,452
2.	To re-elect Dr James Henry Cavanaugh as a director	332,639,514	6,778,765	84,311
3.	To re-elect Dr Barry John Price as a director	331,615,623	6,771,673	1,115,294
4.	To elect Mr Robin William Turnbull Buchanan as a director	332,648,452	6,770,518	83,620
5.	To elect Mr David John Kappler as a director	332,650,302	6,765,130	87,158
6.	To re-appoint Deloitte & Touch LLP as Auditors and authorise the Audit Committee to fix their remuneration	316,596,827	6,260,412	16,645,351
7.	To approve the Directors’ Remuneration Report	321,854,131	12,283,161	5,365,298
8.	To authorise the allotment of shares	330,958,287	2,845,855	5,698,448
9.	To authorise the disapplication of pre-emption rights	332,351,240	1,273,952	5,877,398
10.	To authorise market purchases	339,085,170	300,566	116,854
11.	To authorise donations to EU political expenditure political organisations and EU	321,572,195	10,496,744	7,433,651

For further information please contact:

Investor Relations

Cléa Rosenfeld	+44 1256 894 160

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com